UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Ship Lease, Inc.

(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

c/o Global Ship Lease Services Limited

Portland House

Stag Place

London SW1E 5RS

United Kingdom

44 (0) 20 7869 8006

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(302) 738–6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward J. Chung, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455–2000 (Phone)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post–effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares, including preferred share purchase rights, par value $0.01(3)	—	—
Preferred Shares(3)	—	—
Warrants(4)	—	—
Rights(5)	—	—
Debt Securities(3)(6)	—	—
Units(7)	—	—
Total	$500,000,000	$58,050

(1)	There are being registered hereunder such indeterminate number of common shares, preferred shares, warrants, rights, debt securities and units as will have an aggregate initial offering price not to exceed $500,000,000. This registration statement shall also cover any additional securities to be offered or issued from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security.
(3)	Also includes such indeterminate amount of debt securities and number of preferred shares and common shares as may be issued upon conversion of, or in exchange for, any other debt securities or preferred shares that provide for conversion or exchange into other securities.
(4)	Represents warrants to purchase preferred shares, common shares or debt securities which may be issued by Global Ship Lease, Inc.
(5)	The subscription rights to purchase common shares, preferred shares, warrants, debt securities or units will be offered without consideration.
(6)	If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(7)	An indeterminate number of units as may from time to time be sold at indeterminate prices are being registered hereunder. Units may consist of any combination of the securities registered hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 7, 2011

PROSPECTUS

$500,000,000

Common Shares

Preferred Shares

Warrants

Rights

Debt Securities

Units

Global Ship Lease, Inc.

Through this prospectus, we may offer, from time to time, in one or more series:

•	our common shares;

•	our preferred shares;

•	warrants to purchase common shares, preferred shares or debt securities;

•	rights to purchase common shares, preferred shares, warrants, debt securities or units;

•	debt securities, which may be secured or unsecured senior debt securities; and

•	units.

The aggregate offering price of the securities issued under this prospectus may not exceed $500,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our Class A common shares are listed on the NYSE under the symbol “GSL”. We will provide information in the prospectus supplement for the trading market, if any, for any preferred shares, warrants, rights, debt securities or units that we may offer.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. Information contained on our website does not constitute part of this prospectus. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of such incorporated documents, as the case may be.

ABOUT THIS PROSPECTUS

Unless we otherwise specify, when used in this prospectus, the terms “Global Ship Lease,” the “Company,” “we,” “our” and “us” refer to Global Ship Lease, Inc. and its wholly owned subsidiaries. “CMA CGM” refers to CMA CGM S.A., “initial Charterer” refers to CMA CGM in its capacity as a charterer of our vessels, and “Ship Manager” refers to CMA Ships, a wholly-owned subsidiary of CMA CGM and our current ship manager. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the securities, described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

We use the term “TEU”, meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of Global Ship Lease’s containerships, which we also refer to as vessels. Unless otherwise indicated, we calculate the average age of Global Ship Lease’s vessels on a weighted average basis, based on TEU capacity.

ABOUT GLOBAL SHIP LEASE

Overview

Global Ship Lease is a Republic of the Marshall Islands corporation that owns a fleet of modern containerships of a range of sizes and whose business is to charter them out under long-term, fixed-rate charters to reputable container shipping companies to generate stable revenues and predictable cashflows.

Between December 2007 and August 2009, Global Ship Lease acquired from CMA CGM its current fleet of 14 secondhand vessels and three new or newly built vessels. All of the vessels were time chartered to CMA CGM for initial terms between five and 17 years equal to a non-weighted average term of 8.1 years remaining at December 31, 2010. Global Ship Lease’s management team undertakes all management of the fleet, supervising the day-to-day technical ship management of its vessels, which is currently provided by CMA Ships, a wholly owned subsidiary of CMA CGM, pursuant to ship management agreements.

On March 21, 2008, Global Ship Lease entered into a merger agreement pursuant to which Marathon Acquisition Corp. (“Marathon”) and Global Ship Lease, Inc., a subsidiary of CMA CGM, would merge in two steps with and into GSL Holdings, Inc. (“GSL Holdings”), Marathon’s newly-formed, wholly owned Marshall Islands subsidiary, with GSL Holdings (now renamed Global Ship Lease, Inc.) continuing as the surviving company incorporated in the Republic of the Marshall Islands (collectively, “Merger”). On August 14, 2008, the Merger was consummated and the Class A common shares of Global Ship Lease became listed on the NYSE under the symbol GSL. Pursuant to the Merger, CMA CGM holds approximately 45% of the outstanding common shares of Global Ship Lease.

We maintain our principal executive offices at: c/o Global Ship Lease Services Limited , Portland House, Stag Place, London SW1E 5RS, United Kingdom. Our telephone number is 44 (0) 20 7869 8006.

Our Fleet

Global Ship Lease’s fleet as of December 31, 2010 consisted of 17 containerships with an aggregate capacity of 66,297 TEU and a weighted average age of approximately 6.8 years and a non-weighted average age of 7.9 years.

The table below provides information about Global Ship Lease’s current fleet. Each vessel is on charter to CMA CGM:

Vessel Name	Size (TEU)	Year Built	Classification Society	Commencement of Charter	Remaining Charter Period (1) (years)	Net Daily Rate ($)
Ville d’Orion	4,113	1997	Bureau Veritas	December 2007	2.0	28,500
Ville d’Aquarius	4,113	1996	Bureau Veritas	December 2007	2.0	28,500
CMA CGM Matisse	2,262	1999	Bureau Veritas	December 2007	6.0	18,465
CMA CGM Utrillo	2,262	1999	Bureau Veritas	December 2007	6.0	18,465
Delmas Keta	2,207	2003	Bureau Veritas	December 2007	7.0	18,465
Julie Delmas	2,207	2002	Bureau Veritas	December 2007	7.0	18,465
Kumasi	2,207	2002	Bureau Veritas	December 2007	7.0	18,465
Marie Delmas	2,207	2002	Bureau Veritas	December 2007	7.0	18,465
CMA CGM La Tour	2,272	2001	Bureau Veritas	December 2007	6.0	18,465
CMA CGM Manet	2,272	2001	Bureau Veritas	December 2007	6.0	18,465
CMA CGM Alcazar	5,100	2007	Bureau Veritas	January 2008	10.0	33,750
CMA CGM Château d’If	5,100	2007	Bureau Veritas	January 2008	10.0	33,750
CMA CGM Thalassa	10,960	2008	Bureau Veritas	December 2008	15.0	47,200
CMA CGM Jamaica	4,298	2006	Germanischer Lloyd	December 2008	12.0	25,350
CMA CGM Sambhar	4,045	2006	Lloyd’s Register	December 2008	12.0	25,350
CMA CGM America	4,045	2006	Lloyd’s Register	December 2008	12.0	25,350
CMA CGM Berlioz	6,627	2001	Bureau Veritas	August 2009	10.7	34,000

(1)	As of December 31, 2010

In addition, Global Ship Lease has options to purchase from German interests two further containerships (with charters attached) as set out below:

Vessel Name	Size (TEU)	Year Built	Option Expiration Date (a)	Charterer	Commencement of Charter by GSL	Initial Charter Period (years) (b)	Net Daily Rate ($)
Zim Alabama	4,250	2010	September 19, 2011	Zim	December 2011	7-8	$28,000
Zim Texas	4,250	2011	October 6, 2011	Zim	January 2012	7-8	$28,000

(a)	The remaining purchase price for each vessel is $61,250,000. The purchase option is to be exercised by the Option Expiration Date, and the acquisition of the vessel is to be completed three months after this date.
(b)	Seven year charter from initial delivery of the vessels by the builder in December 2010 and January 2011 which can be extended to eight years at the charterer’s option.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference in evaluating an investment in us. If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of any of our securities could decline, and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

We hereby incorporate by this reference all of our risk factors included in our Annual Report on Form 20–F/A for the year ended December 31, 2009, or our 2009 Annual Report, or included in any Annual or Quarterly Report on Form 20–F or Form 6–K filed after the date of this prospectus.

Risks Related to Tax Matters

Global Ship Lease’s operating income could fail to qualify for an exemption from U.S. federal income taxation, which will reduce its cash flow.

Global Ship Lease does not expect to be engaged in a United States trade or business. In the case of a foreign corporation that is not so engaged, the Internal Revenue Code of 1986, as amended, or the Code, imposes a 4% U.S. federal income tax (without allowance of any deductions) on 50% of the corporation’s gross transportation income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, unless the corporation qualifies for the exemption provided in Section 883 of the Code. The imposition of this tax could have a negative effect on Global Ship Lease’s business, financial condition and results of operations. Under the charter agreements, the initial Charterer has agreed to provide reimbursement for any such taxes as the initial Charterer determines where each vessel trades.

There are factual circumstances, such as the composition of its shareholder base, beyond Global Ship Lease’s control that could cause it not to have the benefit of the exemption provided by Section 883 of the Code and thereby be subject to the 4% tax described above. Based on information that Global Ship Lease has as to its shareholders and other matters, Global Ship Lease expects to qualify for the Section 883 exemption for 2010. Because the availability of the Section 883 exemption depends on matters over which Global Ship Lease has no control, however, Global Ship Lease can give no assurances that it will or will continue to qualify for the Section 883 exemption. See “Certain U.S. Federal Income Tax Considerations—Taxation of Global Ship Lease—The Section 883 exemption” for a more comprehensive discussion of the transportation income exemption.

Global Ship Lease could be taxed as a United States corporation.

Section 7874 of the Code provides that a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated as though it were a U.S. corporation for U.S. federal income tax purposes if, after the acquisition, at least 80% (by vote or value) of the stock of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning stock in the U.S. corporation. Although Global Ship Lease believes that this rule should not apply to it, there is no definitive legal authority applying the principles of Section 7874 of the Code and, therefore, there can be no assurance that the Internal Revenue Service (the “IRS”), would not seek to challenge such position, or that such a challenge would not be successful.

If Global Ship Lease were to be treated as a U.S. corporation, its net income would be subject to U.S. federal corporate income tax, with the highest statutory rate currently being 35%. The imposition of this tax would likely have a negative effect on its business, financial condition and results of operations. Please see “Certain U.S. Federal Income Tax Considerations—Taxation of Global Ship Lease—Possibility of taxation as a U.S. corporation”.

Certain adverse U.S. federal income tax consequences could arise for U.S. holders.

Shareholders of a “passive foreign investment company,” or PFIC, that are “U.S. holders” (as defined in “Certain U.S. Federal Income Tax Considerations”) are subject to a disadvantageous U.S. federal income tax regime with respect to the distributions they receive from a PFIC and the gain, if any, they derive from the sale or other disposition of their shares in a PFIC (as discussed below). In addition, dividends paid by a PFIC do not constitute qualified dividend income and, hence, are ineligible for the preferential rate of tax that applies to qualified dividend income.

A foreign corporation is treated as a PFIC if either (1) 75% or more of its gross income for any taxable year consists of certain types of “passive income” or (2) 50% or more of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business; income derived from the performance of services does not, however, constitute “passive income.”

Based on the projected composition of its income and valuation of its assets, Global Ship Lease does not expect that it will constitute a PFIC with respect to the current or any future taxable year, although there can be no assurance in this regard. Global Ship Lease’s expectation is based principally on the position that, for purposes of determining whether it is a PFIC, the majority, if not all, of the gross income it derives from its chartering activities should constitute service income rather than rental income. Correspondingly, Global Ship Lease believes such income should not constitute passive income, and the assets owned and operated by Global Ship Lease in connection with the production of such income (in particular, the vessels) should not constitute passive assets under the PFIC rules.

Global Ship Lease believes there is substantial legal authority supporting its position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. There is, however, no direct legal authority under the PFIC rules addressing Global Ship Lease’s current and projected future operations. Accordingly, no assurance can be given that the IRS will not assert that Global Ship Lease is a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion. Moreover, no assurance can be given that Global Ship Lease will be able to avoid PFIC classification for any future taxable year if Global Ship Lease decides to change the nature and/or extent of its operations.

Further, in a recent case not concerning PFICs, Tidewater Inc. v. U.S., 2009-1 USTC ¶ 50,337, the Fifth Circuit held that a vessel time charter at issue generated rental, rather than services, income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should be treated as services income, and the terms of the time charter in that case differ in material respects from the terms of most of Global Ship Lease’s time charters. Consequently, the IRS has stated that it disagrees with and will not acquiesce to the rental versus services distinction in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, no assurance can be given that the IRS or a court of law would accept Global Ship Lease’s position, and there is a risk that the IRS or a court of law could determine that the company is a PFIC.

If the IRS were to determine that Global Ship Lease is or has been a PFIC for any taxable year, its U.S. holders will face adverse United States tax consequences. Distributions paid by Global Ship Lease with respect to its shares will not constitute qualified dividend income if Global Ship Lease were a PFIC in the year Global Ship Lease pays a dividend or in the prior taxable year and, hence, will not be eligible for the preferential rate of tax that applies to qualified dividend income. In addition, its U.S. holders (other than shareholders who have made a “qualified electing fund” or “mark-to-market” election) will be subject to special rules relating to the taxation of “excess distributions”—with excess distributions being defined to include certain distributions Global Ship Lease may make on its Class A common shares as well as gain recognized by a U.S. holder on a disposition of its Class A common shares. In general, the amount of any “excess distribution” will be allocated ratably to each day of the U.S. holder’s holding period for its Class A common shares. The amount allocated to the current year and any taxable year prior to the first taxable year for which Global Ship Lease was a PFIC will be included in the U.S. holder’s gross income for the current year as ordinary income. With respect to amounts allocated to prior years for which Global Ship Lease was a PFIC, the tax imposed for the current year will be increased by the “deferred tax amount,” which is an amount calculated with respect to each prior year by multiplying the amount allocated to such year by the highest rate of tax in effect for such year, together with an interest charge as though the amounts of tax were overdue. See “Certain U.S. Federal Income Tax Considerations—Tax Consequences of Holding Class A Common Shares—Consequences of possible passive foreign investment company classification” for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. holders if Global Ship Lease were treated as a PFIC (including those applicable to U.S. holders who make a qualified electing fund or mark-to-market election).

Global Ship Lease may be subject to taxation on all or part of its income in the United Kingdom, which could have a material adverse effect on its results of operations.

If Global Ship Lease were considered to be a resident of the United Kingdom or to have a permanent establishment in the United Kingdom, all or a part of its profits could be subject to UK corporate tax, which currently has a maximum rate of 28%. Global Ship Lease is strategically managed and controlled from outside the United Kingdom and restricts its activities within the United Kingdom. Certain intra-group services may be provided from within the United Kingdom, in which case UK corporate tax will be payable on the arms-length price for those services. The appropriate arms-length price in these circumstances is likely to be a matter of negotiation with the UK taxing authorities.

Because some administrative and executive services are provided to Global Ship Lease by a subsidiary company located in the United Kingdom and certain of its directors reside in the United Kingdom, and because UK statutory and case law fail to definitively identify the activities that constitute a trade being carried on in the United Kingdom through a permanent establishment, the UK taxing authorities may contend that Global Ship Lease is subject to UK corporate tax on all of its income, or on a greater portion of its income than Global Ship Lease currently expects to be taxed. If the UK taxing authorities made such a contention, Global Ship Lease could incur substantial legal costs defending its position, and, if Global Ship Lease was unsuccessful in its defense, its results of operations would be materially adversely affected.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for repayment of indebtedness, for working capital, to make vessel acquisitions or for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Nine months ended September 30, 2010	2009	August 15 to December 31 2008	January 1 to August 14 2008 (1)	2007 (1)	2006 (1)	2005 (1)
	Successor	Successor	Successor	Predecessor	Predecessor	Predecessor	Predecessor
Ratio of earnings to fixed charges (2)	—	2.7	—	1.3	2.1	3.2	2.4
Dollar amount (in thousands) of deficiency in earnings to fixed charges (3)	5,032		44,110

(1)	Represents data for our Predecessor period preceding the Merger on August 14, 2008.
(2)	This data is unaudited for all periods presented. For purposes of calculating the ratios of earnings to fixed charges:

•

“earnings” consist of pre-tax income from continuing operations prepared under United States generally accepted accounting principles (which includes non-cash unrealized gains and losses on derivative financial instruments including interest rate and, in the Predecessor period, bunker fuel derivatives) plus fixed charges and net of capitalized interest; and

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized).

The ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus and has been calculated in accordance with SEC rules and regulations. This ratio is different from the ratios that we are required to maintain under our credit facility and may not be a ratio used by investors to evaluate our overall operating performance.

(3)	For the nine month period ended September 30, 2010 and for the 140 day period ended December 31, 2008 the ratio of earnings to fixed charges was less than one. This line presents the amount of the deficiency of earnings compared to fixed charges for these two periods.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Shares

Under its articles of incorporation, Global Ship Lease authorized shares consist of 250 million shares, par value $0.01 per share, consisting of (1) 214 million Class A common shares, (2) 20 million Class B common shares, (3) 15 million Class C common shares and (4) one million preferred shares.

Class A Common Shares

As of December 31, 2010, 47,130,467 Class A common shares were issued and outstanding.

Class B Common Shares

As of December 31, 2010, 7,405,956 Class B common shares were issued and outstanding.

Class C Common Shares

On January 1, 2009, all issued Class C common shares were converted to Class A common shares. No Class C common shares are issued and outstanding.

Series A Preferred Shares

1,000 Series A preferred shares were issued to CMA CGM as part of the consideration paid to it in connection with the Merger.

Warrants

As of December 31, 2010, 6,188,088 Class A warrants were outstanding which expire on September 1, 2013 and give the holder the right to purchase one Class A common share at a price of $9.25 per share.

In addition to the outstanding Class A warrants, there were 39,531,348 Public Warrants previously outstanding which gave the holder the right to purchase one Class A common share at a price of $6.00 per share, which expired on August 24, 2010. There were 5,500,000 Sponsor Warrants previously outstanding which had similar terms to the Public Warrants except that the exercise had to be on a cashless basis, and these warrants also expired on August 24, 2010.

Transfer Agent

The registrar and transfer agent for the common shares is Mellon Investor Services LLC.

Listing

Our Class A common shares are listed on the NYSE under the symbol “GSL”.

Characteristics of Our Capital Stock

A more detailed description of our capital stock and the rights, preferences and restrictions of the Series A preferred shares can be found under the heading “Description of Securities” in our Amendment No. 1 to the registration statement on Form F-1(File No. 333-153448) filed with the SEC on September 18, 2008, which is incorporated by reference into this prospectus. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

DESCRIPTION OF PREFERRED SHARES

Our articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•

the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non–cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding–up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

See “Description of Capital Stock” in this prospectus for information about our issued and outstanding Series A Preferred Shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement.

DESCRIPTION OF THE WARRANTS

General Description of Warrants

We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants. The prospectus supplement relating to a particular issue of warrants will describe the

•	terms of the warrants, including, among other things, the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that maybe purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number or principal amount of securities that may be purchased upon exercise of a warrant and the price at which such securities may be purchased upon exercise;

•	the dates on which the warrants may be exercised;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti–dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	terms, procedures, and limitations relating to the exchange and exercise of the warrants; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number or principal amount of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date or on specified dates set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void unless the expiration date is otherwise extended in accordance with the terms of the applicable warrants. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Until you exercise your warrants to purchase securities, you will not have any rights as a holder of such securities, as the case may be, by virtue of your ownership of warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase common shares, preferred shares, warrants, debt securities or units. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person purchasing or receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

We will enter into a rights agent agreement with a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. A copy of the rights certificates relating to each series of rights will be filed with the SEC. The prospectus supplement relating to a particular offering of rights will describe the terms of the rights, including, among other things, the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued;

•	the exercise price payable for each common share, preferred share, warrant or unit of debt securities upon the exercise of the rights;

•	the number and terms of the common shares, preferred shares, warrants or units of debt securities which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence and the date on which the rights shall expire;

•	the extent to which the rights may include an over–subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

DESCRIPTION OF THE DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under an indenture to be dated as of a date on or prior to our initial issuance of the debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture, and our subordinated debt securities would be issued under a subordinated indenture. The senior or subordinated indenture, a form of each of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6–K or by a post–effective amendment to the registration statement of which this prospectus is a part.

All of the indentures are sometimes referred to in this prospectus collectively as the “indentures” and each, individually, as an “indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.

General

The provisions of the indentures do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement and an applicable supplemental indenture, the senior debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt, and the subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all of our senior indebtedness with respect to such series, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement. The debt securities may be convertible into common shares or other securities if specified in the applicable prospectus supplement.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement relating to the original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities are payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or similar provisions;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of $1,000 and any of its integral multiples, the denominations in which the series of debt securities will be issuable;

•	the applicability of the provisions described under “Defeasance;”

•	if the series of debt securities will be convertible into, or exchangeable for, our common stock or other securities, or subordinated in right of payment to our senior debt;

•	if the debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security or pledge;

•

if the series of debt securities will be issuable only in the form of a global security, the depository or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or the nominee; and

•	any other special feature of the series of debt securities.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if required;

•	whether and how you can instruct it to send you debt securities registered in your own name so that you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold debt securities in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

What is a Global Security?

A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor, you should be aware that if debt securities are issued only in the form of global securities:

•	You cannot get debt securities registered in your own name.

•	You cannot receive physical certificates for your interest in the debt securities.

•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “Legal Ownership—Street Name and Other Indirect Holders.”

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interest in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations when Global Security will be Terminated

In a few special situations described in the next paragraph, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described under “Legal Ownership” in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and a successor depositary is not appointed by us within 90 days.

•	When we notify the trustee that we wish to terminate the global security.

•

When an event of default on the securities has occurred and has not been cured, disregarding for this purpose any requirement of notice or that the default exists for a specified period of time. (Default is discussed later under “Default and Related Matters.”)

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

IN THE REMAINDER OF THIS DESCRIPTION “YOU” MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ENTITLED “STREET NAME AND OTHER INDIRECT HOLDERS.”

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights in several Special Situations, such as if we merge with another company, or if we want to change a term of the debt securities via Modification and Waiver;

•	A Defeasance clause and a Satisfaction and Discharge provision, each of which may allow for us to be completely released from our payment and other obligations on the debt securities; and

•	Your rights if we Default.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the securities to pro rate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

We may also arrange for additional payment offices, and may cancel or change these offices, including the use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two–year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•

the successor (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

•

immediately before and after giving pro forma effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing; and

•	several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

Modification and Waiver

We may modify or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to evidence the succession under the indenture of another person to us and to provide for its assumption of our obligations to holders of debt securities;

•

to make any changes that would add any additional covenants of us for the benefit of the holders of debt securities or that do not adversely affect the rights under the indenture of the holders of debt securities in any material respect;

•	to add any additional events of default;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•

to add to, change or eliminate provisions of the indenture in respect of one or more series of securities, provided such addition, change or elimination shall become effective only when there is no such security outstanding;

•	to secure the debt securities;

•	to establish the form or terms of any series of debt securities;

•	to evidence and provide for the acceptance of appointment under the indenture of a successor trustee;

•	to cure any ambiguity, defect or inconsistency; or

•	in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of senior debt.

Other modifications and amendments of an indenture may be made by us and the applicable trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any debt security;

•

modify the subordination provisions in the case of subordinated debt securities, or modify any conversion provisions, in either case in a manner adverse to the holders of the subordinated debt securities;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification, amendment or waiver; or

•	following the making of an offer to purchase debt securities from any holder that has been made pursuant to a covenant in such indenture, modify such covenant in a manner adverse to such holder.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series.

Absence of Restrictive Covenants

The indenture does not contain any promises by us on how we will operate our business, and does not restrict our ability to incur debt or grant liens on our assets. If we determine to include such a promise for the benefit of a particular series of debt securities, such promise, or restrictive covenant, will be described in the prospectus supplement relating to that series of debt securities.

Defeasance

We may be completely released from our payment and other obligations on the debt securities. The following discussion of defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

If there is a change in federal tax law, or if we obtain a ruling from the Internal Revenue Service, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full or legal defeasance, if we put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

There must be a change in federal tax law or a ruling from the Internal Revenue Service that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming, among other things, the tax law change described above.

If we are able to fully defease the debt securities, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment.

Satisfaction and Discharge

The indenture will cease to be of further effect as to all debt securities of any series when either:

•

we have delivered to the trustee for cancellation all debt securities of that series that have been authenticated (except for lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has already been deposited in trust and subsequently returned to us); or

•

all debt securities of that series have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption under arrangements satisfactory to the trustee, and in any case we have deposited with the trustee as trust funds money in an amount sufficient to pay the entire indebtedness of all these debt securities to their stated maturity or redemption date; and we have paid all other sums payable by us under the indenture with respect to that series.

Notwithstanding any satisfaction and discharge or any defeasance with respect to the debt securities of any series, your rights of transfer and exchange, your rights to replace lost, stolen or destroyed debt securities, the rights and obligations of the trustee and your rights as beneficiaries with respect to the trust funds deposited with the trustee would survive.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection. What is an Event of Default?

The term “event of default” means any of the following:

•

failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

•

failure to deposit any sinking fund payment, if any, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

•	failure to perform or comply with the provisions relating to mergers and similar events;

•

failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

•

any debt of ourself or any significant subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such debt unpaid or accelerated exceeds $40.0 million;

•

any judgment or decree for the payment of money in excess of $40.0 million is entered against us or any significant subsidiary and remains outstanding for a period of 90 consecutive days following entry of such judgment and is not discharged, waived or stayed; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or any significant subsidiary. Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series, plus accrued interest, to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the debt securities of the affected series.

Reference is made to the prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the holders of a majority of the aggregate principal amount of the securities of all series affected (voting as one class) may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee is required, within 90 days of acquiring knowledge of a default with respect to the debt securities of any series, to give you notice of the default, unless the default has been cured or waived before it gives the notice; however, the trustee may withhold notice of any non–payment default if it determines that withholding notice is in the interest of the holders of debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of at least 25% of the outstanding principal amount of all the securities of the relevant series must make a written request that the trustee take action because of an event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have not taken action for 60 days after receipt of the above written request and offer of indemnity and no directions inconsistent with the above written request must have been given to the trustee during such period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR

DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default and indicating the nature and status of the default.

Subordination of the Subordinated Debt Securities

Subordinated debt securities issued will, to the extent set forth in the applicable subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after that date. In the event of:

•

any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of us, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of our assets and liabilities,

then the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our senior indebtedness, or provision will be made for the payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the subordinated debt securities. The holders of our senior indebtedness will be entitled to receive, for application to the payment of the senior indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, including any payment or distribution which may be payable or deliverable by reason of the payment of any other of our indebtedness being subordinated to the payment of our subordinated debt securities. This payment may be payable or deliverable in respect of our subordinated debt securities in any case, proceeding, dissolution, liquidation or other winding up event.

By reason of subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of our other obligations that are not subordinated to our senior indebtedness may recover more ratably than the holders of our subordinated debt securities.

Subject to the payment in full of all of our senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities applicable to our senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full.

No payment of principal, including redemption and sinking fund payments, of, or any premium or interest on, or any additional amounts with respect to our subordinated debt securities, or payments to acquire these securities, other than pursuant to their conversion, may be made:

•	if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist, or

•	if the maturity of any of our senior indebtedness has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations.

The subordinated indenture provides that these subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by us, may be changed prior to the issuance. Any change would be described in the applicable prospectus supplement.

Concerning the Trustee

The prospectus supplement relating to any series of debt securities will identify the trustee and describe any other relationships we may have with the trustee.

The indenture will contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if after an event of default has occurred and is continuing, the trustee acquires any conflicting interest (as described in the indenture) it must eliminate such conflict or resign.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, warrants, rights and debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of the Rights,” and “Description of the Warrants,” will apply to each unit and to any common stock, preferred stock, warrant, right or debt security included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax considerations applicable to us and the acquisition, ownership and disposition of our Class A common shares.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to us or each investor. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular investor based on such investor’s individual circumstances. In particular, this discussion considers only U.S. holders (as defined below) that will own Class A common shares as capital assets and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to investors that are subject to special treatment, including:

•	broker-dealers;

•	insurance companies;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	financial institutions or “financial services entities”;

•	taxpayers who hold Class A common shares as part of a straddle, hedge, conversion transaction or other integrated transaction;

•	certain expatriates or former long-term residents of the United States; and

•	U.S. holders whose functional currency is not the U.S. dollar.

No ruling has been or will be requested from the IRS regarding any matter affecting us or our shareholders. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

The following does not address any aspect of U.S. federal gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this summary does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Global Ship Lease’s Class A common shares through such entities. Prospective investors may want to consult their tax advisors regarding the specific tax consequences to them of the acquisition, holding or disposition of Class A common shares, in light of their particular circumstances.

This summary does not consider the U.S. federal income tax considerations applicable to holders of our preferred shares, warrants, rights, debt securities or units, and we will set forth any material U.S. federal income tax considerations relating to such securities in the applicable prospectus supplement.

Taxation of Global Ship Lease

Taxation of operating income

Unless exempt from U.S. federal income taxation under the rules described below in “The Section 883 exemption,” a foreign corporation that earns only transportation income is generally subject to U.S. federal income taxation under one of two alternative tax regimes: (1) the 4% gross basis tax or (2) the net basis tax and branch profits tax.

The 4% gross basis tax

For foreign corporations not engaged in a United States trade or business, the United States imposes a 4% U.S. federal income tax (without allowance of any deductions) on the corporation’s United States source gross transportation income. For this purpose, transportation income includes income from the use, hiring or leasing of a vessel, or the performance of services directly related to the use of a vessel (and thus includes time charter and bareboat charter income). The United States source portion of transportation income includes 50% of the income attributable to voyages that begin or end (but not both) in the United States. Generally, no amount of the income from voyages that begin and end outside the United States is treated as United States source, and consequently none of the transportation income attributable to such voyages is subject to this 4% tax. Although the entire amount of transportation income from voyages that begin and end in the United States would be United States source, Global Ship Lease does not expect to have any transportation income from voyages that begin and end in the United States.

The net basis tax and branch profits tax

Global Ship Lease does not expect to engage in any activities in the United States or otherwise have a fixed place of business in the United States. Nonetheless, if this situation were to change or Global Ship Lease were to be treated as engaged in a United States trade or business, all or a portion of Global Ship Lease’s taxable income, including gain from the sale of vessels, could be treated as effectively connected with the conduct of this United States trade or business, or effectively connected income. Any effectively connected income would be subject to U.S. federal corporate income tax (with the highest statutory rate currently being 35%). In addition, an additional 30% branch profits tax would be imposed on Global Ship Lease at such time as Global Ship Lease’s after-tax effectively connected income is viewed as having been repatriated to Global Ship Lease’s offshore office. The 4% gross basis tax described above is inapplicable to income that is treated as effectively connected income.

The Section 883 exemption

Both the 4% gross basis tax and the net basis and branch profits taxes described above are inapplicable to U.S. source transportation income that qualifies for exemption under Section 883 of the Code. To qualify for the Section 883 exemption a foreign corporation must, among other things:

•	be organized in a jurisdiction outside the United States that grants an equivalent exemption from tax to corporations organized in the United States, which we call an Equivalent Exemption;

•

satisfy one of the following three ownership tests (discussed in more detail below): (1) the more than 50% ownership test, or 50% Ownership Test, (2) the controlled foreign corporation test, or CFC Test or (3) the “Publicly Traded Test”; and

•	meet certain substantiation, reporting and other requirements (which include the filing of United States income tax returns).

Global Ship Lease is organized under the laws of the Marshall Islands. Each of the vessels in the fleet is owned by a separate wholly owned subsidiary organized either in the Marshall Islands or Cyprus. The United States Treasury Department recognizes both the Marshall Islands and Cyprus as jurisdictions that grant an Equivalent Exemption; therefore, Global Ship Lease should meet the first requirement for the Section 883 exemption. Additionally, Global Ship Lease intends to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on Global Ship Lease’s ability to satisfy the second requirement enumerated above.

(1) The 50% Ownership Test

In order to satisfy the 50% Ownership Test, a non-United States corporation must be able to substantiate that more than 50% of the value of its stock is owned, directly or indirectly, by “qualified shareholders.” For this purpose, qualified shareholders are: (1) individuals who are residents (as defined in the regulations promulgated under Section 883 of the Code, or Section 883 Regulations) of countries, other than the United States, that grant an Equivalent Exemption, (2) non-United States corporations that meet the Publicly Traded Test of the Section 883 Regulations and are organized in countries that grant an Equivalent Exemption, or (3) certain foreign governments, non-profit organizations, and certain beneficiaries of foreign pension funds. A corporation claiming the Section 883 exemption based on the 50% Ownership Test must obtain all the facts necessary to satisfy the IRS that the 50% Ownership Test has been satisfied (as detailed in the Section 883 Regulations). Global Ship Lease believes that it satisfied the 50% Ownership Test up to and including 2008 due to being a wholly owned subsidiary of CMA CGM until the merger on August 14, 2008 but believes that it may not currently be able to satisfy the 50% Ownership Test due to its lack of knowledge of the direct and indirect owners of entities which own its Class A common shares.

(2) The CFC Test

The CFC Test requires that the non-United States corporation be treated as a controlled foreign corporation, or CFC, for U.S. federal income tax purposes. As discussed below at “Tax Consequences of Holding Class A Common Shares—Possible treatment as a controlled foreign corporation,” Global Ship Lease cannot predict at this time whether it will be a CFC.

(3) The Publicly Traded Test

The Publicly Traded Test requires that one or more classes of equity representing more than 50% of the voting power and value in a non-United States corporation be “primarily and regularly traded” on an established securities market either in the United States or in a foreign country that grants an Equivalent Exemption.

The Section 883 Regulations provide, in pertinent part, that stock of a non-United States corporation will be considered to be “primarily traded” on an established securities market in a given country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Global Ship Lease’s Class A common shares are listed on the NYSE, and are not listed on any other securities exchange. Therefore, the Class A common shares should be treated as primarily traded on an established securities market in the United States. Moreover, the Class A common shares represent more than 50% of both the voting power and value of all classes of shares of Global Ship Lease.

The Section 883 Regulations also generally provide that stock will be considered to be “regularly traded” on an established securities market if one or more classes of stock in the corporation representing in the aggregate more than 50% of the total combined voting power and value of all classes of stock of the corporation are listed on an established securities market during the taxable year. However, even if a class of shares is so listed, it is not treated as regularly traded under the Section 883 Regulations unless (1) trades are made in the common shares on the established securities market, other than in minimal quantities, on at least 60 days during the taxable year (or 1/6 of the days in a short taxable year); and (2) the aggregate number of common shares traded on the established securities market during the taxable year is at least 10% of the average number of outstanding common shares during that year (as appropriately adjusted in the case of a short taxable year). Even if these trading frequency and trading volume tests are not satisfied with respect to the Class A common shares, however, the Section 883 Regulations provide that such tests will be deemed satisfied if the Class A common shares are regularly quoted by dealers making a market in such Class A common shares. While Global Ship Lease anticipates that these trading frequency and trading volume tests will be satisfied each year, satisfaction of these requirements is outside of Global Ship Lease’s control and, hence, no assurances can be provided that Global Ship Lease will satisfy the Publicly Traded Test each year.

In addition, even if the “primarily and regularly traded” tests described above are satisfied, a class of stock will not be treated as primarily and regularly traded on an established securities market if, during more than half the number of days during the taxable year, one or more shareholders holding, directly or indirectly, at least 5% of the vote and value of that class of stock, or 5% Shareholders, own, in the aggregate, 50% or more of the vote and value of that class of stock. This is referred to as the 5% Override Rule. In performing the analysis, the company is entitled to rely on current Schedule 13D and 13G filings with the SEC to identify its 5% Shareholders, without having to make any independent investigation to determine the identity of the 5% Shareholder. In the event the 5% Override Rule is triggered, the Section 883 Regulations provide that the 5% Override Rule will nevertheless not apply if the company can establish that among the closely-held group of 5% Shareholders, sufficient shares are owned by 5% Shareholders that are considered to be “qualified shareholders”, as defined above, to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the value of the class of stock for more than half the number of days during the taxable year. Based on information currently available to Global Ship Lease on its shareholders, it appears that the 5% Override Rule did not apply for 2009 or 2010 and will continue to not apply if such shareholders were to retain the Global Ship Lease Class A common shares throughout 2011 and the company was to satisfy certain substantiation requirements. However, it is possible that Global Ship Lease’s ownership may change such that the 5% Override Rule may apply. The ability to avoid application of the 5% Override Rule will be outside of Global Ship Lease’s control and, as a result, no assurances can be provided that Global Ship Lease will satisfy the Publicly Traded Test for any year.

If Global Ship Lease were not to qualify for the Section 883 exemption in any year, the United States income taxes that become payable could have a negative effect on Global Ship Lease’s business, and could result in decreased earnings available for distribution to Global Ship Lease’s shareholders. However, under the charter agreements, the initial Charterer has agreed to provide reimbursement for any such taxes.

United States taxation of gain on sale of vessels

If Global Ship Lease qualifies for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. Even if such gain is not exempt from tax under Section 883, Global Ship Lease will not be subject to U.S. federal income taxation with respect to such gain, assuming that Global Ship Lease is not, and has never been, engaged in a U.S. trade or business. Under certain circumstances, if Global Ship Lease is so engaged, gain on sale of vessels could be subject to U.S. federal income tax.

Possibility of taxation as a U.S. corporation

Section 7874 of the Code provides that a foreign corporation which acquires substantially all the properties of a U.S. corporation is generally treated as though it were a U.S. corporation for U.S. federal income tax purposes if, after the acquisition, at least 80% (by vote or value) of the stock of the foreign corporation is owned by former shareholders of the U.S. corporation by reason of owning stock in the U.S. corporation. Although Global Ship Lease believes that this rule should not apply to it, there is no definitive legal authority applying the principles of Section 7874 of the Code and, therefore, there can be no assurance that the IRS would not seek to challenge such position, or that such a challenge would not be successful.

If Global Ship Lease were to be treated as a U.S. corporation, its net income would be subject to U.S. federal corporate income tax, with the highest statutory rate currently being 35%. The imposition of this tax would likely have a negative effect on its business, financial condition and results of operations.

Tax Consequences of Holding Class A Common Shares

U.S. holders

For purposes of this discussion, a U.S. holder is a beneficial owner of Global Ship Lease Class A common shares that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Taxation of dividends paid on Class A common shares

When Global Ship Lease makes a distribution with respect to its Class A common shares, subject to the discussions of the passive foreign investment company, or PFIC, and CFC rules below, a U.S. holder will be required to include in gross income as foreign source dividend income the amount of the distribution to the extent paid out of Global Ship Lease’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder’s tax basis in the Class A common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Class A common shares.

Subject to the discussions of the PFIC and CFC rules below, in the case of a U.S. holder that is a corporation, dividends that Global Ship Lease pays will generally be taxable at regular corporate rates of up to 35% and generally will not qualify for a dividends-received deduction available for dividends received from United States corporations. In the case of certain non-corporate U.S. holders, dividends that Global Ship Lease pays in taxable years beginning prior to January 1, 2013 generally will be subject to tax at a maximum rate of 15%, provided that the U.S. holder meets certain holding period and other requirements and Global Ship Lease is not a PFIC in the taxable year in which the dividends are paid or in the immediately preceding taxable year. Legislation has been introduced which, if enacted, would deny the benefit of the 15% maximum rate to dividends that Global Ship Lease pays. Global Ship Lease cannot predict whether such legislation will be enacted, or, if so, what its effective date might be.

Taxation of the disposition of Class A common shares

Subject to the discussions of the PFIC and CFC rules below, upon the sale, exchange or other disposition of Class A common shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the disposition and such U.S. holder’s tax basis in its Class A common shares.

Subject to the discussions of the PFIC and CFC rules below, capital gain from the sale, exchange or other disposition of Class A common shares held more than one year is long-term capital gain, and is eligible for a reduced rate of taxation for individuals. Gain recognized by a U.S. holder on a sale, exchange or other disposition of Class A common shares generally will be treated as U.S. source income. A loss recognized by a U.S. holder on the sale, exchange or other disposition of Class A common shares generally will be allocated to U.S. source income. The deductibility of a capital loss recognized on the sale, exchange or other disposition of Class A common shares may be subject to limitations, and U.S. holders may want to consult their own tax advisors regarding their ability to deduct any such capital loss in light of their particular circumstances.

Consequences of possible passive foreign investment company classification

A non-United States entity treated as a corporation for U.S. federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. If a corporation is a PFIC in any taxable year that a person holds stock in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the stock held by such person will be treated as stock in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election).

Based on the projected composition of its income and valuation of its assets, Global Ship Lease does not expect that it will constitute a PFIC with respect to the current or any future taxable year, although there can be no assurance in this regard. Global Ship Lease’s expectation is based principally on the position that, for purposes of determining whether it is a PFIC, the majority, if not all, of the gross income it derives from its chartering activities should constitute service income rather than rental income. Correspondingly, Global Ship Lease believes such income should not constitute passive income, and the assets owned and operated by Global Ship Lease in connection with the production of such income (in particular, the vessels) should not constitute passive assets under the PFIC rules.

Global Ship Lease believes there is substantial legal authority supporting its position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes. There is, however, no direct legal authority under the PFIC rules addressing Global Ship Lease’s current and projected future operations. Accordingly, no assurance can be given that the IRS will not assert that Global Ship Lease is a PFIC with respect to any taxable year, nor that a court would not uphold any such assertion. Moreover, no assurance can be given that Global Ship Lease will be able to avoid PFIC classification for any future taxable year if Global Ship Lease decides to change the nature and/or extent of its operations.

Further, in a recent case not concerning PFICs, Tidewater Inc. v. U.S., 2009-1 USTC ¶ 50,337, the Fifth Circuit held that a vessel time charter at issue generated rental, rather than services, income. However, the court’s ruling was contrary to the position of the IRS that the time charter income should be treated as services income, and the terms of the time charter in that case differ in material respects from the terms of most of Global Ship Lease’s time charters. Consequently, the IRS has stated that it disagrees with and will not acquiesce to the rental versus services distinction in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, no assurance can be given that the IRS or a court of law would accept Global Ship Lease’s position, and there is a risk that the IRS or a court of law could determine that the company is a PFIC.

If Global Ship Lease were to be classified as a PFIC in any year, each U.S. holder of Global Ship Lease’s Class A common shares will be subject (in that year and all subsequent years) to special rules with respect to: (1) any

“excess distribution” (generally defined as any distribution received by a U.S. holder in a taxable year that is greater than 125% of the average annual distributions received by the shareholder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Class A common shares), and (2) any gain realized upon the sale or other disposition of the Class A common shares. Under these rules:

•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for its Class A common shares;

•	the amount allocated to the current taxable year and any year prior to the first year in which Global Ship Lease was a PFIC will be taxed as ordinary income in the current year; and

•

the amount allocated to each of the other taxable years in the U.S. holder’s holding period for its Class A common shares will be subject to U.S. federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

In addition, each U.S. holder of Global Ship Lease Class A common shares will be required to file an IRS Form 8621 if such U.S. holder holds its shares in any year in which Global Ship Lease is classified as a PFIC.

In order to avoid the application of the PFIC rules, U.S. holders of Global Ship Lease Class A common shares may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code. In lieu of the PFIC rules discussed above, a U.S. holder that makes a valid QEF election will, in very general terms, be required to include its pro rata share of Global Ship Lease’s ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if the amount of that income is not the same as the distributions paid on the Class A common shares during the year. If Global Ship Lease later distributes the income or gain on which the U.S. holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the U.S. holder. A U.S. holder’s tax basis in any Class A common shares as to which a QEF election has been validly made will be increased by the amount included in such U.S. holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the U.S. holder. On the disposition of a common share, a U.S. holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made on or before the due date for filing a U.S. holder’s federal income tax return for the first taxable year for which Global Ship Lease is a PFIC or, if later, the first taxable year for which the U.S. holder held common stock. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that Global Ship Lease first determines that it is a PFIC, Global Ship Lease will use commercially reasonable efforts to provide any U.S. holder of Class A common shares, upon request, with the information necessary for such U.S. holder to make the QEF election. If Global Ship Lease does not believe that it is a PFIC for a particular year but it is ultimately determined that it was a PFIC, it may not be possible for a holder to make a QEF election for such year.

In addition to the QEF election, Section 1296 of the Code permits United States persons to make a “mark-to-market” election with respect to marketable stock in a PFIC. If a U.S. holder of Global Ship Lease Class A common shares makes a mark-to-market election, such U.S. holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the Class A common shares at the end of the taxable year over such U.S. holder’s adjusted tax basis in the Class A common shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such U.S. holder’s adjusted tax basis in the Class A common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the U.S. holder’s basis in the Class A common shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). If a U.S. holder makes an effective mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of its Class A common shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The consequences of this election are generally less favorable than those of a QEF election for U.S. holders that are sensitive to the distinction between ordinary income and capital gain, although this is not necessarily the case. U.S. holders may want to consult their tax advisors as to the consequences to them of making a mark-to-market or QEF election, as well as other U.S. federal income tax consequences of holding stock in a PFIC in light of their particular circumstances.

As previously indicated, if Global Ship Lease were to be classified as a PFIC for a taxable year in which Global Ship Lease pays a dividend or the immediately preceding taxable year, dividends paid by Global Ship Lease would not constitute “qualified dividend income” and, hence, would not be eligible for the reduced rate of U.S. federal income tax.

Possible treatment as a controlled foreign corporation

If more than 50% of the voting power or value of Global Ship Lease’s shares is owned by U.S. persons (within the meaning of the Code) who each own (directly or through application of certain rules of attribution) 10% or more of the voting power of the shares, or U.S. 10% Holders, Global Ship Lease will be a controlled foreign corporation, or a CFC. If Global Ship Lease is so treated, there will be additional tax consequences to U.S. 10% Holders. In particular, in each year Global Ship Lease is a CFC, such U.S. 10% Holders who directly or indirectly own Global Ship Lease shares on the last day of the year will be required to include in ordinary income their pro rata share of Global Ship Lease’s “Subpart F income,” even if no distributions are made, for each such year. Such inclusions will not be eligible for the 15% maximum rate of tax on qualified dividends received by non-corporate taxpayers. In general, Subpart F income will include dividends, interest, royalties and other passive income of Global Ship Lease, but will not include active business income. Global Ship Lease believes, and intends to take the position, that the charters Global Ship Lease has entered into should not generate passive income, and thus the income generated by Global Ship Lease’s charters should not be treated as Subpart F income to its U.S. 10% Holders, although no assurance can be provided that the IRS will not successfully challenge such position.

Additionally, if Global Ship Lease is treated as a CFC, gain realized by a U.S. 10% Holder on the sale or other disposition of Class A common shares may be treated as dividend income to the extent of certain accumulated earnings and profits of Global Ship Lease. Moreover, for taxable years of a U.S. 10% Holder in which Global Ship Lease is a CFC, and taxable years of Global Ship Lease that end with or within such taxable years of such U.S. 10% Holders, Global Ship Lease generally will not be treated as a PFIC with respect to Class A common shares held by such U.S. 10% Holder (but may be treated as a PFIC with respect to other U.S. holders).

Global Ship Lease believes that it is not a CFC but cannot predict whether it will become a CFC, and satisfaction of the CFC definitional test is outside of Global Ship Lease’s control. U.S. holders may want to consult their own tax advisors concerning the application of the controlled foreign corporation rules to them in light of their particular circumstances.

Information Reporting and Back-up Withholding

U.S. holders generally are subject to information reporting requirements with respect to dividends paid on Class A common shares, and on the proceeds from the sale, exchange or disposition of Class A common shares. In addition, a U.S. holder may be subject to back-up withholding (currently at a rate of 28%) on dividends paid on Class A common shares, and on the proceeds from the sale, exchange or other disposition of Class A common shares, unless the holder provides certain identifying information, such as a duly executed IRS Form W-9, or otherwise establishes an exemption. Back-up withholding is not an additional tax and the amount of any back-up withholding will be allowable as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of all of the securities that may be offered, other than underwriting discounts and commissions, as follows:

SEC Registration Fee		$58,050
Printing and Engraving Expenses		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
NYSE Listing Fee		*
FINRA Filing Fee		*
Blue Sky Fees and Expenses		*
Transfer Agent’s Fees and Expenses		*
Miscellaneous Costs		*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6–K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel to Marshall Islands Law, Reeder & Simpson P.C. Certain other legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP may rely on the opinions of Reeder & Simpson P.C. for all matters of Marshall Islands law.

PLAN OF DISTRIBUTION

We may sell securities described in this prospectus and any accompanying prospectus supplement through one or more underwriters for public offering and sale, and we also may sell securities to investors directly, through the exercise of warrants or rights, or through one or more broker–dealers or agents.

We will prepare a prospectus supplement for each offering that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

We will fix a price or prices of our securities at:

•	market prices prevailing at the time of any sale under this registration statement;

•	prices related to market prices; or

•	negotiated prices.

We may change the price of the securities offered from time to time.

If we use underwriters or dealers in the sale, they will acquire the securities for their own account and they may resell these securities from time to time in one or more transactions (which may involve crosses and block transactions), including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise disclosed in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, the underwriters may, pursuant to Regulation M under the Securities Exchange Act of 1934, engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the securities at a level above that which might otherwise prevail in the open market.

We may sell the securities directly or through agents designated by us from time to time, including in connection with a distribution to our security holders of rights to purchase such securities. We will name any agent involved in the offering and sale of the securities for which this prospectus is delivered, and disclose any commissions payable by us to the agent or the method by which the commissions can be determined, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the securities, including liabilities arising under the Securities Act of 1933.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

We may offer our units into an existing trading market on terms described in the prospectus supplement relating thereto. Underwriters and dealers who may participate in any at–the–market offerings will be described in the prospectus supplement relating thereto.

We may offer securities solicited directly by us and sell directly to institutional investors or offers, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

Because FINRA views our common units as a direct participation program, any offering of common units under the registration statement, of which this prospectus forms a part, will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

EXPERTS

The combined financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F–3 that we filed with the Securities and Exchange Commission, or SEC or Commission, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell up to $500,000,000 of the securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with this prospectus and a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering, including, in the case of warrants, rights and debt securities, the specific terms of the securities.

That prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC–0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below:

•	Current Reports on Form 6–K, dated November 12, 2010; September 30, 2010; August 12, 2010; July 26, 2010; May 28, 2010 and May 11, 2010;

•	Annual Report on Form 20–F/A for the year ended December 31, 2009, filed with the Commission on September 16, 2010; and

•	The description of our securities contained in our Amendment No. 1 to the registration statement on Form F-1(File No. 333-153448) filed with the SEC on September 18, 2008.

We are also incorporating by reference all subsequent annual reports on Form 20–F that we file with the Commission and certain Reports on Form 6–K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post–effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the

Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

c/o Global Ship Lease Services Limited

Portland House

Stag Place

London SW1E 5RS

United Kingdom

44 (0) 20 7869 8006

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands company and our executive offices are located outside of the United States in the United Kingdom. A majority of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or the United Kingdom would (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws, or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FORWARD–LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward–looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should,” and similar expressions are forward–looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward–looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward–looking statements. Forward–looking statements appear in a number of places in this prospectus. These risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	expectations regarding the future growth of the container shipping industry, including the rates of annual demand and supply growth;

•	the financial condition of CMA CGM, our charterer and sole source of operating revenue, and its ability to pay charterhire in accordance with the charters;

•

Global Ship Lease’s financial condition and liquidity, including its ability to obtain additional waivers which might be necessary under the existing credit facility or obtain additional financing to fund capital expenditures, contracted and yet to be contracted vessel acquisitions, and other general corporate purposes;

•	Global Ship Lease’s ability to meet its financial covenants and repay its credit facility;

•

Global Ship Lease’s expectations relating to dividend payments and forecasts of its ability to make such payments including the availability of cash and the impact of constraints under its credit facility;

•	future acquisitions, business strategy and expected capital spending;

•	operating expenses, availability of crew, number of off-hire days, drydocking and survey requirements and insurance costs;

•	general market conditions and shipping industry trends, including charter rates and factors affecting supply and demand;

•	assumptions regarding interest rates and inflation;

•	changes in the rate of growth of global and various regional economies;

•	risks incidental to vessel operation, including piracy, discharge of pollutants and vessel accidents and damage including total or constructive total loss;

•	estimated future capital expenditures needed to preserve its capital base;

•	Global Ship Lease’s expectations about the availability of ships to purchase, the time that it may take to construct new ships, or the useful lives of its ships;

•	Global Ship Lease’s continued ability to enter into or renew long-term, fixed-rate charters;

•	the continued performance of existing long-term, fixed-rate time charters;

•	Global Ship Lease’s ability to capitalize on its management team’s and board of directors’ relationships and reputations in the containership industry to its advantage;

•	changes in governmental and classification societies’ rules and regulations or actions taken by regulatory authorities;

•	expectations about the availability of insurance on commercially reasonable terms;

•	unanticipated changes in laws and regulations including taxation;

•	potential liability from future litigation; and

•	other factors discussed in “Risk Factors.”

We expressly disclaim any obligation to update or revise any of these forward–looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of our securities.

Global Ship Lease, Inc.

PROSPECTUS

                    , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits.

(a) Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement for equity securities

1.2*	Form of Underwriting Agreement for debt securities

4.1*	Form of Preferred Share Certificate

4.2	Specimen of Class A Common Share Certificate of Global Ship Lease (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F–1, filed with the Commission on September 12, 2008 (File No. 333–153448))

4.3*	Form of Warrant Certificate

4.4*	Form of Warrant Agreement

4.5*	Form of Unit Certificate

4.6*	Form of Unit Agreement

4.7	Form of Senior Indenture

4.8	Form of Subordinated Indenture

4.9	Form of debt securities (included in Exhibits 4.7 and 4.8)

4.10*	Form of Subscription Rights Agreement

4.11*	Form of Subscription Rights Certificate

5.1	Opinion of Reeder & Simpson P.C., Marshall Islands Counsel to Global Ship Lease, as to the validity of the securities being issued

8.1	Opinion of Simpson Thacher & Bartlett LLP, United States Counsel to Global Ship Lease, with respect to certain tax matters

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1)

23.3	Consent of Reeder & Simpson P.C. (included in Exhibits 5.1)

24.1	Powers of attorney (included on signature page)

25.1**	Form T–1 Statement of Eligibility respecting the senior indenture

25.2**	Form T–1 Statement of Eligibility respecting the subordinated indenture

*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.
**	To be filed in accordance with Section 310(a) of the Trust Indenture Act of 1939, as amended.

Item 10.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post–effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post–effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post–effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3–19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F–3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, if any securities not taken by existing securityholders are to be offered to the public, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post–effective amendment will be filed to set forth the terms of such offering.

(9)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a–3 or Rule 14c–3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S–X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F–3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on February 7, 2011.

GLOBAL SHIP LEASE, INC.

By:	/s/ IAN WEBBER
Name:	Ian Webber
Title:	Chief Executive Officer

Each person whose signature appears below appoints Ian Webber and Michael Gross, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys–in–fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post–effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys–in–fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys–in–act and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ IAN WEBBER Ian Webber	Chief Executive Officer (Principal Executive Officer)	February 7, 2011

/s/ SUSAN J. COOK Susan J. Cook	Chief Financial Officer (Principal Financial and Accounting Officer)	February 7, 2011

/s/ MICHAEL GROSS Michael Gross	Chairman of the Board and Director	February 7, 2011

/s/ HOWARD BOYD Howard Boyd	Director	February 7, 2011

/s/ ANGUS FREW Angus Frew	Director	February 7, 2011

/s/ GUY MOREL Guy Morel	Director	February 7, 2011

/s/ JEFFREY D. PRIBOR Jeffrey D. Pribor	Director	February 7, 2011

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of, has signed this registration statement in the City of Newark, State of Delaware, on February 7, 2011.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Authorized Representative in the United States